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Exhibit 2.2

EXECUTION COPY

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT
AND PLAN OF MERGER

        AMENDMENT NO. 1 (this "Amendment") dated as of January 30, 2006 among NTL Incorporated, a Delaware corporation (the "Company"), Telewest Global, Inc., a Delaware corporation ("Parent"), Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger Subsidiary"), and Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Original Merger Subsidiary").

        WHEREAS, the Company, Parent, Merger Subsidiary and, for certain limited purposes set forth therein, Original Merger Subsidiary, are party to an Amended and Restated Agreement and Plan of Merger dated as of December 14, 2005 (the "Merger Agreement"); and

        WHEREAS, the parties have agreed to amend the Merger Agreement pursuant to Section 11.03(a) thereof as set forth herein.

        NOW, THEREFORE, the parties hereto agree as follows:

        Section 1.01.    Defined Terms; References.    Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Merger Agreement shall, after this Amendment becomes effective, refer to the Merger Agreement as amended hereby.

        Section 1.02.    Amendment to Recitals.    The Recitals contained in the Merger Agreement shall be amended by (i) deleting the word "and" from the end of the ninth WHEREAS clause, (ii) replacing the period at the end of the tenth WHEREAS clause with "; and", and (iii) inserting the following as the eleventh WHEREAS clause:

          "WHEREAS, immediately after the Effective Time, the name of Parent will be changed from Telewest Global, Inc. to NTL Incorporated by way of a merger of Name Change Subsidiary with and into Parent, pursuant to and in accordance with the provisions of Section 253 of Delaware Law, with Parent as the surviving corporation, which merger will be effected as set forth herein solely for the purpose of such name change (such merger, the "Name Change Merger")."

        Section 1.03.    Amendments to Article 1 of the Merger Agreement.    Article 1 of the Merger Agreement shall be amended as follows:

          (a)   The definition of "Charter Amendment" contained in Section 1.01(a) of the Merger Agreement shall be amended by deleting clause (iii) therefrom and renumbering the remaining clauses accordingly.

          (b)   The following defined term shall be added to Section 1.01(a) of the Merger Agreement in the appropriate alphabetical position:

            ""Name Change Subsidiary" means a newly created, direct, wholly owned subsidiary of Parent, incorporated by Parent at the direction of the Company as a corporation in the State of Delaware for the sole purpose of effecting the Name Change Merger."

          (c)   Section 1.01(b) of the Merger Agreement shall be amended by adding the following defined term in the appropriate alphabetical position, together with the corresponding section references, to the table contained in such Section:

Term	Section
Name Change Merger	Preamble

  and moving the defined term "Merger" in such table to its proper alphabetical position.

          (d)   The last sentence of Section 1.02 of the Merger Agreement shall be amended by (i) adding the words "and the Name Change Merger" after the words "(including the Parent Common Stock Redemption)", and (ii) replacing ")." at the very end of the sentence with the following words ", and those covenants to the extent relating to the Name Change Subsidiary or the Name Change Merger, which covenants shall be effective and binding obligations as of January 30, 2006).".

        Section 1.04.    Amendments to Article 2 of the Merger Agreement.    Article 2 of the Merger Agreement shall be amended as follows:

          (a)   The heading of Article 2 of the Merger Agreement shall be changed to the following:

    "THE RECLASSIFICATION, THE MERGER AND THE NAME CHANGE"

  and the Table of Contents of the Merger Agreement shall be amended accordingly.

          (b)   The heading of Section 2.01 of the Merger Agreement shall be changed to "The Reclassification, the Merger and the Name Change" and the Table of Contents of the Merger Agreement shall be amended accordingly.

          (c)   Section 2.01(b) of the Merger Agreement shall be amended by replacing such Section in its entirety with the following:

            "(b) As soon as practicable (and, in any event, within five Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Effective Time and will in fact be satisfied at the Effective Time, (i) as part one of a three-part filing, Parent shall file the Charter Amendment with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Charter Amendment, (ii) simultaneously, and as part two of the same three-part filing, the Company shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law and the Delaware LLC Act in connection with the Merger, and (iii) simultaneously, and as part three of the same three-part filing, Parent shall file a certificate of ownership and merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Name Change Merger in order to effect such merger. The Charter Amendment shall become effective at such time as it is duly filed with the Delaware Secretary of State (or such later time as may be agreed by the parties in writing and specified in the Charter Amendment) (such time, the "Filing Time"). The certificate of merger filed in connection with the Merger shall specify that the Merger shall become effective immediately after the Filing Time (such effective time, the "Effective Time"). The certificate of ownership and merger filed in connection with the Name Change Merger shall specify that the Name Change Merger shall become effective immediately after the Effective Time. The Company and Merger Sub each agrees that it shall not, without the prior written consent of Parent, in the case of any action by the Company, or without the written consent of the Company, in the case of any action by Merger Sub, take any action to terminate, amend or withdraw the certificate of merger filed in connection with the Merger. Parent agrees that it shall not, without the prior written consent of the Company, take any action to terminate, amend or withdraw the certificate of ownership and merger filed in connection with the Name Change Merger."

          (d)   The first sentence of Section 2.03(a) of the Merger Agreement shall be amended by replacing the words "which shall be appointed by Parent on terms and conditions determined by the Company and reasonably acceptable to Parent" with the words "which shall be appointed by Parent and Merger Subsidiary on terms and conditions determined by the Company and reasonably acceptable to Parent and Merger Subsidiary".

          (e)   The second sentence of Section 2.03(a) of the Merger Agreement shall be amended by replacing such sentence in its entirety with the following three sentences:

            "Parent shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Parent Stock, in such manner as may be reasonably requested by the Company, (i) from time to time from and after the Filing Time, subject to Parent's option (as directed by the Company) in Section 2.03(b) to provide uncertificated book-entry shares, certificates representing such number of shares of New Parent Stock constituting that portion of the Reclassification Consideration as needed by the Exchange Agent at such time for exchange in accordance with this Article 2, and (ii) concurrently with the Effective Time, a cash amount in immediately available funds equal to the aggregate Redemption Consideration. From time to time from and after the Effective Time, Merger Subsidiary shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of Company Stock, in such manner as may be reasonably requested by the Company, subject to Parent's option (as directed by the Company) in Section 2.03(b) to provide uncertificated book-entry shares, certificates representing such number of shares of New Parent Stock constituting that portion of the Merger Consideration as needed by the Exchange Agent at such time for exchange in accordance with this Article 2. The Exchange Agent will have no interest in any shares of New Parent Stock or cash deposited with it as set forth herein except for purposes of exchanging or distributing such shares and cash to the holders of shares of Parent Stock or the holders of shares of Company Stock, as applicable, as set forth herein."

          (f)    The last sentence of Section 2.03(a) of the Merger Agreement shall be amended by replacing such sentence in its entirety with the following sentence:

            "Promptly (and, in any event, within two Business Days) after the Effective Time, (x) Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Parent Stock at the Filing Time, and (y) the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent in accordance with the procedures set forth in the letter of transmittal) for use in such exchange, such letter of transmittal and instructions to be in such form and have such other provisions as Parent and the Company may reasonably agree."

          (g)   The first and second sentences of Section 2.03(e) of the Merger Agreement shall be amended by replacing such sentences in their entirety with the following two sentences:

            "Any portion of the Transaction Consideration or the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Parent Stock or Company Stock, as the case may be, six months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Parent Stock or Company Stock for the Transaction Consideration or the Merger Consideration, as the case may be, in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent (for payment of the Transaction Consideration and any dividends and distributions with respect thereto), or the Surviving Corporation (for payment of the Merger Consideration and any dividends and distributions with respect thereto, unless such obligation is assumed by Parent pursuant to any agreement with Merger Subsidiary or the Surviving Corporation, in which case such holder shall look only to Parent for such payment), in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Parent Stock or Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws."

          (h)   Section 2.08 of the Merger Agreement shall be amended by replacing the word "issued" with the words "issued or delivered".

          (i)    Section 2.11 of the Merger Agreement shall be amended by replacing each reference to "Merger Sub" with "Merger Subsidiary".

          (j)    The following new Sections shall be added at the end of Article 2 of the Merger Agreement and the Table of Contents of the Merger Agreement shall be amended accordingly:

          "Section 2.12.    Surviving Corporation of the Name Change Merger; Effect on Shares.    The certificate of incorporation and bylaws of Parent in effect at the effective time of the Name Change Merger shall be the certificate of incorporation and bylaws of the surviving corporation in the Name Change Merger. The directors and officers of Parent at the effective time of the Name Change Merger shall be the directors and officers of the surviving corporation in the Name Change Merger. The Name Change Merger shall have no effect on the shares of capital stock of Parent, and such shares shall continue to remain outstanding as shares of capital stock of the surviving corporation in the Name Change Merger upon the effective time of such merger. The shares of capital stock of Name Change Subsidiary shall be canceled and shall cease to exist upon the effective time of the Name Change Merger.

          Section 2.13.    Approval of Name Change Merger Certificate.    As promptly as practicable after January 30, 2006, and in any event prior to the Filing Time, (i) Parent shall incorporate Name Change Subsidiary at the direction of the Company, (ii) Parent's Board of Directors shall resolve, in accordance with Section 253 of the Delaware Law, to effect the Name Change Merger and approve the certificate of ownership and merger to be filed in connection with the Name Change Merger (which certificate of ownership and merger shall be agreed between Parent and the Company in advance of such approval), and (iii) Parent shall provide to the Company a true and complete copy of the resolutions referred to in the preceding clause (ii). Parent and the Company hereby agree that Parent's Board of Directors may take the actions described in clause (ii) of the immediately preceding sentence at the next meeting of Parent's Board of Directors after January 30, 2006; provided, however, that Parent agrees that, in any case, it shall have a meeting of its Board of Directors prior to the Closing Date."

        Section 1.05.    Amendment to Article 3 of the Merger Agreement.    Section 3.03 of the Merger Agreement shall be amended by replacing such Section in its entirety with the following:

          "Section 3.03.    Directors and Officers.    From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the officers of Merger Subsidiary at the Effective Time (which officers shall be selected by the Company in its sole discretion and appointed by Parent immediately prior to the Effective Time) shall be the officers of the Surviving Corporation, and (ii) the directors of the Surviving Corporation shall be one or more of the officers of Merger Subsidiary (selected as set forth in clause (i)) as selected by the Company in its sole discretion."

        Section 1.06.    Amendments to Article 4 of the Merger Agreement.    Article 4 of the Merger Agreement shall be amended as follows:

          (a)   The lead in to Article 4 of the Merger Agreement shall be amended by replacing the words "(or, to the extent relating to Merger Subsidiary, the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment, the Parent Common Stock Redemption, the Merger Consideration, or the opinions of the Parent Financial Advisors, on the date hereof)" with the words "(or, to the extent relating to (i) Merger Subsidiary, the Charter Amendment, the reclassification of Parent Stock contemplated by the Charter Amendment, the Parent Common Stock Redemption, the Merger Consideration, or the opinions of the Parent Financial Advisors, on the date hereof, and (ii) Name Change Subsidiary, as of the Effective Time only)".

          (b)   Section 4.01 of the Merger Agreement shall be amended by replacing such Section in its entirety with the following:

          "Section 4.01.    Corporate Existence and Power.    Each of Parent, Merger Subsidiary and Name Change Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company powers, as the case may be, and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the Original Merger Agreement Date (or, in the case of Merger Subsidiary, the date hereof), Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent, and the certificate of formation and limited liability company agreement of Merger Subsidiary, in each case, as currently in effect. Prior to the Closing Date, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Name Change Subsidiary, as then in effect. Since the date of its formation, each of Merger Subsidiary and Name Change Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement."

          (c)   The first sentence of Section 4.02(a) of the Merger Agreement shall be amended by (i) replacing the second, third and fourth references to "and Merger Subsidiary" contained therein with ", Merger Subsidiary and Name Change Subsidiary", and (ii) replacing the words "and the adoption of this Agreement by the sole member of Merger Subsidiary" with the words ", the approvals contemplated by clause (ii) of Section 2.13, and the adoption of this Agreement by the sole member of Merger Subsidiary".

          (d)   Section 4.03(a) of the Merger Agreement shall be amended by (i) replacing the second reference to "and Merger Subsidiary" contained therein with ", Merger Subsidiary and Name Change Subsidiary", and (ii) replacing the words "and (vii) any actions or filings the failure of which to take or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect" with the words "(vii) the filing of a certificate of ownership and merger with respect to the Name Change Merger with the Delaware Secretary of State and the appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (viii) any actions or filings the failure of which to take or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect".

          (e)   Section 4.04(a) of the Merger Agreement shall be amended by (i) replacing the second reference to "and Merger Subsidiary" contained therein with ", Merger Subsidiary and Name Change Subsidiary", (ii) inserting the words "or Name Change Subsidiary," after the words "of Parent" in clause (i) thereof, and (iii) replacing the words "or Merger Subsidiary" with ", Merger Subsidiary or Name Change Subsidiary" in clause (ii)(B) thereof.

        Section 1.07.    Amendments to Article 6 of the Merger Agreement.    (a) Section 6.02 of the Merger Agreement shall be amended by replacing such Section in its entirety with the following, and the Table of Contents of the Merger Agreement shall be amended accordingly:

          "Section 6.02.    Obligations of Merger Subsidiary and Name Change Subsidiary.    Parent shall take all action necessary to cause (i) Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) Name Change Subsidiary to consummate the Name Change Merger on the terms and conditions set forth in this Agreement."

          (b)   Section 6.11 of the Merger Agreement shall be amended by replacing the second sentence thereof with the following sentence:

          "Parent shall take all actions necessary so that, (i) the Parent Rights Agreement and the Parent Rights are inapplicable to the shares of Parent Class B Redeemable Common Stock, and (ii) immediately prior to the Effective Time, the Parent Rights Agreement is amended (1) so that the references to "25%" contained in the definition of "Acquiring Person" and Section 23 of such agreement shall be changed to "15%", (2) to delete the definition of "Adverse Person" and make any related conforming changes to such agreement, (3) to delete the definition of "Permitted Offer" and make any related conforming changes to such agreement, (4) so that "Final Expiration Date" in such agreement shall be defined solely to mean the close of business on March 2, 2014, (5) to provide that the Purchase Price (as such term is defined in the Parent Rights Agreement) shall not be adjusted as a result of the Merger, this Agreement or the transactions contemplated hereby, and (6) to ensure that the Parent Rights have been rendered inapplicable to the Original Merger Agreement, the Merger, this Agreement and the transactions contemplated hereby."

        Section 1.08.    Replacement of Exhibits B and C to the Merger Agreement.    Exhibits B and C to the Merger Agreement shall be amended by substituting the Charter Amendment and the Form of First Supplemental Warrant Agreement contained in such Exhibits with the Charter Amendment and the Form of First Supplemental Warrant Agreement attached hereto as Attachments 1 and 2, respectively.

        Section 1.09.    No Other Amendments.    Except as specifically provided herein, the Merger Agreement is in all respects unaffected by this Amendment. All of the terms, conditions and provisions of the Merger Agreement as hereby amended shall be and remain in full force and effect and are hereby in all respects ratified and confirmed.

        Section 1.10.    Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

        Section 1.11.    Jurisdiction.    The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought only in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; provided that, any final judgment in any such suit, action or proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 of the Merger Agreement shall be deemed effective service of process on such party.

        Section 1.12.    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 1.13.    Counterparts; Effectiveness.    This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 1.14.    Entire Agreement; Release of Original Merger Subsidiary.    This Amendment, the unaltered portions of the Merger Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and such agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

        Section 1.15.    Severability.    If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

NTL INCORPORATED

By:	/s/ BRYAN H. HALL
Name: Bryan H. Hall Title: Secretary

TELEWEST GLOBAL, INC.

By:	/s/ STEPHEN S. COOK
Name: Stephen S. Cook Title: General Counsel and Group Strategy Director

NEPTUNE BRIDGE BORROWER LLC

By:	/s/ COB STENHAM
Name: Cob Stenham Title: President

MERGER SUB INC.

By:	/s/ BRYAN H. HALL
Name: Bryan H. Hall Title: Secretary

Attachment 1

SECOND RESTATED

CERTIFICATE OF INCORPORATION

OF

TELEWEST GLOBAL, INC.

        Telewest Global, Inc. (the "Corporation"), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware ("DGCL") hereby certifies as follows:

          (1)   The name of the corporation is Telewest Global, Inc.

          (2)   The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2003.

          (3)   This second restated certificate of incorporation restates, integrates and amends the Corporation's restated certificate of incorporation, as heretofore amended or supplemented, has been duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL, and has been duly executed by an officer of the Corporation and filed in accordance with Section 103 of the DGCL.

          (4)   The text of the certificate of incorporation of the Corporation as restated, integrated and amended (the "Second Restated Certificate of Incorporation") shall read, in its entirety, as follows:

ARTICLE I

NAME OF THE CORPORATION

        The name of this corporation is Telewest Global, Inc.

ARTICLE II

ADDRESS; REGISTERED AGENT

        The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, DE 19904. The name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as the same exists or hereafter may be amended. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV

CAPITAL STOCK

Part A. Reclassification of Common Stock

        1.    Reclassification.    Without regard to any other provision of this Second Restated Certificate of Incorporation (including, without limitation, all of the other provisions of Article IV), each share of common stock, $0.01 par value, of the Corporation (the "Old Common Stock"), either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this Second Restated Certificate of Incorporation becomes effective in accordance with Section 103(d) of the DGCL (such time, the "Effective Time"), shall be and is hereby automatically reclassified and changed (without any further act) (the "Reclassification") into (a) 0.2875 of a share of common stock, $0.01 par value, of the Corporation (the "Common Stock"), together with cash in lieu of fractional shares as set forth in paragraph 2 of this Part A, and (b) one (1) share of Class B redeemable common stock, $0.01 par value, of the Corporation (the "Class B Redeemable Common Stock" and, together with the shares of Common Stock and cash in lieu of fractional shares as set forth in clause (a) of paragraph 1 of this Part A, the "Reclassification Consideration").

        2.    No Fractional Shares.    No fractional shares of Common Stock shall be issued to holders of record of Old Common Stock in connection with the reclassification of shares of Old Common Stock contemplated in this Part A. In lieu thereof, all fractional shares of Common Stock that a holder of shares of Old Common Stock would otherwise be entitled to receive pursuant to paragraph 1 of this Part A shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying (i) the closing price of a share of common stock of NTL Incorporated, a Delaware corporation, on The NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the date on which the Effective Time occurs, divided by 2.5, by (ii) the fraction of a share of Common Stock to which such holder would otherwise have been entitled.

        3.    Surrender of Certificates.    Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically represent the right to receive the Reclassification Consideration; provided, however, that, to the fullest extent permitted by law, each holder of record immediately prior to the Effective Time of a certificate that represented shares of Old Common Stock shall be required to surrender such certificate in accordance with the procedures determined by the Board of Directors in order to receive the Common Stock portion of the Reclassification Consideration, or any cash for which the Class B Redeemable Common Stock portion of the Reclassification Consideration has been redeemed. Shares of Common Stock and shares of Class B Redeemable Common Stock shall be issued in book-entry form or shall be represented by new certificates in each case, as determined by the Board of Directors.

Part B. Authorized Capital.

        The total number of shares of capital stock which the Corporation shall have the authority to reserve for issuance or issue is one billion, three hundred and five million (1,305,000,000) shares, consisting of one billion (1,000,000,000) shares of Common Stock, three hundred million (300,000,000) shares of Class B Redeemable Common Stock and five million (5,000,000) shares of preferred stock, par value $0.01 per share, of the Corporation (the "Preferred Stock"). The number of authorized shares of any of the Common Stock, the Class B Redeemable Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock, the Class B Redeemable Common Stock or the Preferred Stock voting separately as a class shall be required therefor. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

Part C. Preferred Stock

        Authority is hereby expressly vested in the Board of Directors without further action by the Corporation's stockholders, subject to the provisions of this Article IV of this Second Restated Certificate of Incorporation and to the limitations prescribed by applicable law, to authorize the issuance from time to time in one (1) or more classes or series of any number of shares of Preferred Stock which number of shares may at any time or from time to time be increased or decreased by the Board of Directors notwithstanding that shares of such series may be outstanding at such time of increase or decrease; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized and not decreased, and with distinctive class or serial designations, all as are stated in this Article IV of this Second Restated Certificate of Incorporation or as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock:

          (a)   may have such voting powers, full or limited, including the right to elect one (1) or more directors of the Corporation (the "Directors"), or may be without voting powers;

          (b)   may be subject to redemption at such time or times and at such prices;

          (c)   may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, and if any such class or series of Preferred Stock shall be entitled to receive a preference over any other class or classes or series of stock with respect to the payment of dividends, such class or series of Preferred Stock shall also be entitled, in the event that the Corporation defaults on its obligation to pay such dividends, to elect one (1) or more Directors to the Board of Directors;

          (d)   may have such rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of, the assets of the Corporation;

          (e)   may be made convertible into or exercisable, redeemable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;

          (f)    may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts;

          (g)   may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by or on behalf of the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

          (h)   may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in this Article IV of this Second Restated Certificate of Incorporation or in said resolution or resolutions providing for the issuance of such shares of Preferred Stock. Any of the powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Second Restated Certificate of Incorporation or any amendment hereto, or outside the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part C of this Article IV of this Second Restated Certificate of Incorporation; provided that the manner in which such facts shall operate upon the powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Second Restated Certificate of Incorporation, or of any amendment hereto, or in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors. The term "facts," as used in the immediately preceding sentence shall have the meaning given to it in Section 151(a) of the DGCL (or any successor statute). Shares of Preferred Stock of any class or series that have been redeemed or repurchased (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable, redeemable or exchangeable, have been converted into, or exercised, redeemed or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of shares of Preferred Stock.

Part D. Series A Junior Participating Preferred Stock.

        1.    Designation and Amount.    The shares of this series of Preferred Stock, par value $0.01 per share, shall be designated as "Series A Junior Participating Preferred Stock," and the number of shares constituting such series shall be one million (1,000,000). Subject to paragraph 4(e) of this Part D of this Article IV of this Second Restated Certificate of Incorporation, the number of shares of said series may at any time or from time to time be increased or decreased by the Board of Directors notwithstanding that shares of such series may be outstanding at such time of increase or decrease.

        2.    Dividend Rate.

        (a)   Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of each January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance (the "First Issuance") of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (b)   On or after the First Issuance, no dividend on the Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Series A Junior Participating Preferred Stock as provided in paragraph 2(a) above; and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for a dividend on the Series A Junior Participating Preferred Stock as above provided. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

        (c)   Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

        3.    Dissolution, Liquidation and Winding Up.    In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (hereinafter referred to as a "Liquidation"), the holders of Series A Junior Participating Preferred Stock shall be entitled to receive the greater of (i) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment and (ii) the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        4.    Voting Rights.    The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

          (a)   Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b)   Except as otherwise provided by law, or in this Second Restated Certificate of Incorporation, or the By-laws of the Corporation (the "By-laws"), the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c)   If and whenever dividends on the Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividend payments, then and in such event the holders of the Series A Junior Participating Preferred Stock, voting separately as a class (subject to the provisions of paragraph 4(d) below), shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect two (2) Directors. Each share of Series A Junior Participating Preferred Stock shall be entitled to one vote, and holders of fractional shares shall have the right to a fractional vote. Upon election, such Directors shall become additional Directors of the Corporation and the authorized number of Directors shall thereupon be automatically increased by such number of Directors. Such right of the holders of Series A Junior Participating Preferred Stock to elect Directors may be exercised until all dividends in default on the Series A Junior Participating Preferred Stock shall have been paid in full, and dividends for the current dividend period declared and funds therefor set apart, and when so paid and set apart, the right of the holders of Series A Junior Participating Preferred Stock to elect such number of Directors shall cease, the term of such Directors shall thereupon terminate, and the authorized number of Directors shall thereupon return to the number of authorized Directors otherwise in effect, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. The fact that dividends have been paid and set apart as required by the preceding sentence shall be evidenced by a certificate executed by the President and the Chief Financial Officer of the Corporation and delivered to the Board of Directors. The Directors so elected by holders of Series A Junior Participating Preferred Stock shall serve until the certificate described in the preceding sentence shall have been delivered to the Board of Directors or until their respective successors shall be elected or appointed and qualify.

        At any time when such special voting rights have been so vested in the holders of the Series A Junior Participating Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the number of shares of the Series A Junior Participating Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation in Delaware, shall, call a special meeting of the holders of the Series A Junior Participating Preferred Stock for the election of the Directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting (i) if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders or (ii) if at the time any such request is received, the holders of Series A Junior Participating Preferred Stock are not entitled to elect such Directors by reason of the occurrence of an event specified in the third sentence of paragraph 4(d) below.

          (d)   If, at any time when the holders of Series A Junior Participating Preferred Stock are entitled to elect Directors pursuant to the foregoing provisions of this section 4, the holders of any one or more additional series of Series A Junior Participating Preferred Stock are entitled to elect Directors by reason of any default or event specified in the Second Restated Certificate of Incorporation, as in effect at the time of the certificate of designation for such series, and if the terms for such other additional series so permit, the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Series A Junior Participating Preferred Stock and of all such other series then entitled so to vote, voting as a class, shall elect such Directors. If the holders of any such other series (if designated) have elected such Directors prior to the happening of the default or event permitting the holders of Series A Junior Participating Preferred Stock to elect Directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation from the holders of not less than 10% of the then-outstanding shares of Series A Junior Participating Preferred Stock, then such Directors so previously elected will be deemed to have been elected by and on behalf of the holders of Series A Junior Participating Preferred Stock as well as such other series, without prejudice to the right of the holders of Series A Junior Participating Preferred Stock to vote for Directors if such previously elected Directors shall resign, cease to serve or fail to stand for reelection while the holders of Series A Junior Participating Preferred Stock are entitled to vote. If the holders of any such other series are entitled to elect in excess of two (2) Directors, the Series A Junior Participating Preferred Stock shall not participate in the election of more than two (2) such Directors, and those Directors whose terms first expire shall be deemed to be the directors elected by the holders of Series A Junior Participating Preferred Stock; provided that, if at the expiration of such terms the holders of Series A Junior Participating Preferred Stock are entitled to vote in the election of Directors pursuant to the provisions of this section 4, then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in paragraph 4(c)) of holders of Series A Junior Participating Preferred Stock for the purpose of electing replacement Directors (in accordance with the provisions of this section 4) to be held on or prior to the time of expiration of the expiring terms referred to above.

          (e)   Except as otherwise set forth herein or required by law, the Second Restated Certificate of Incorporation or the By-laws, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action. No consent of the holders of outstanding shares of Series A Junior Participating Preferred Stock at any time outstanding shall be required in order to permit the Board of Directors to: (i) increase the number of authorized shares of Series A Junior Participating Preferred Stock or to decrease such number to a number not below the sum of the number of shares of Series A Junior Participating Preferred Stock then outstanding and the number of shares with respect to which there are outstanding rights to purchase; or (ii) issue Preferred Stock which is senior to the Series A Junior Participating Preferred Stock, junior to the Series A Junior Participating Preferred Stock or on a parity with the Series A Junior Participating Preferred Stock.

        5.    Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the First Issuance declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        6.    Redemption.    The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

        7.    Conversion Rights.    The Preferred Stock is not convertible into Common Stock or any other security of the Corporation.

Part E. Common Stock.

        Except as otherwise provided by the DGCL or this Second Restated Certificate of Incorporation and subject to the rights of holders of any class or series of Preferred Stock pursuant to this Second Restated Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock), all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Restated Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one (1) or more other such class or series, to vote thereon pursuant to this Second Restated Certificate of Incorporation (including any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock) or pursuant to the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts and forms as the Board of Directors in its sole discretion shall determine. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of any class or series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For the purposes of this Part E of this Article IV of this Second Restated Certificate of Incorporation, (i) a consolidation, combination, redomicile, merger (including a holding company merger) or share exchange of the Corporation with one (1) or more corporations (whether or not the Corporation remains the surviving corporation in such a transaction), or successive consolidations, combinations, redomiciles, mergers or share exchanges or (ii) a sale, transfer, conveyance or other disposition of all or substantially all of the Corporation's assets (including its subsidiaries' assets), shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

Part F. Class B Redeemable Common Stock

        All shares of Class B Redeemable Common Stock will be identical to the Common Stock with respect to rights and privileges to which the holders thereof are entitled, except as otherwise provided in this Part F of this Article IV. Subject to paragraph 3 of Part A of Article IV of this Second Restated Certificate of Incorporation, at the Merger Effective Time (as defined below), each outstanding share of the Class B Redeemable Common Stock shall be redeemed, out of funds legally available therefor, by the Corporation, automatically and without notice, for $16.25, in cash (without interest) (the "Redemption Consideration"), subject to adjustment in accordance with this Part F, in accordance with the procedures determined by the Board of Directors of the Corporation, a copy of which procedures and the procedures described in paragraph 3 of Part A of Article IV of this Second Restated Certificate of Incorporation, as well as of the agreement described in the next sentence, shall be made available to any stockholder of the Corporation upon request, without charge. For the purposes of this paragraph 7, the "Merger Effective Time" means the Effective Time as defined in the Amended and Restated Agreement and Plan of Merger dated as of December 14, 2005 among the Corporation, NTL Incorporated, a Delaware corporation ("NTL"), Neptune Bridge Borrower LLC, a Delaware limited liability company and a wholly owned subsidiary of the Corporation, and, for certain limited purposes, Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of NTL, as amended by Amendment No.1 thereto dated as of January 30, 2006 and as such agreement may be further amended from time to time, so long as at least one share of Common Stock is outstanding at such time. After the Reclassification and prior to the Merger Effective Time, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and a majority of the outstanding shares of Class B Redeemable Common Stock in any manner subdivide or combine (by stock split, stock dividend, reclassification, recapitalization or otherwise) the outstanding shares of Common Stock or Class B Redeemable Common Stock unless all such outstanding shares shall be proportionately subdivided or combined. If, after the Reclassification and prior to the mandatory redemption set forth in this Part F, any change in the outstanding shares of Class B Redeemable Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, any stock dividend thereon with a record date prior to the mandatory redemption, or any similar event, the Redemption Consideration (and any other amounts payable pursuant to this Part F) shall be appropriately adjusted. The Class B Redeemable Common Stock shall not be transferable, to the fullest extent permitted by law.

ARTICLE V

BOARD OF DIRECTORS

        The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Restated Certificate of Incorporation, and any By-Laws of the Corporation adopted by the stockholders or the Directors; provided, however, that no By-Laws of the Corporation hereafter adopted by the stockholders or the Directors shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation. Elections of Directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation. Each Director shall be entitled to one (1) vote per director on all matters voted or acted upon by the Board of Directors or any duly constituted committee of which such Director is a member at the time of such vote or action. The Directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. The term of the initial Class I Directors shall terminate on the date of the 2005 annual meeting of stockholders; the term of the initial Class II Directors shall terminate on the date of the 2006 annual meeting of stockholders and the term of the initial Class III Directors shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2004, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which such Director's term expires and until such Director's successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such Director shall have been elected.

        Notwithstanding the foregoing, whenever the holders of any one (1) or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one (1) or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Article V of this Second Restated Certificate of Incorporation unless expressly provided by such terms.

ARTICLE VI

REMOVAL OF DIRECTORS

        Any or all of the Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation then entitled to vote generally in the election of Directors, considered for purposes of this Article VI of this Second Restated Certificate of Incorporation as one (1) class. Notwithstanding the previous sentence, whenever the holders of any class or series of Preferred Stock are entitled to elect one (1) or more Directors by the resolution or resolutions providing for the issuance of any class or series of Preferred Stock, this Article VI of this Second Restated Certificate of Incorporation shall apply, in respect of the removal of a Director or Directors so elected, to the vote of the holders of the outstanding shares of that class or series of Preferred Stock and not to the vote of the outstanding shares as a whole.

ARTICLE VII

PROHIBITION ON ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

        Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-Laws of the Corporation, and may not be taken by a written consent of the stockholders pursuant to the DGCL. Notwithstanding the previous sentence, if the resolution or resolutions providing for the issuance of any class or series of Preferred Stock permit action to be taken by written consent in accordance with the DGCL, such class or series of Preferred Stock shall be permitted to take action by written consent.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS

        Except as otherwise expressly set forth in this Second Restated Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any class or series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time solely by a majority vote of the Board of Directors (or a duly constituted committee thereof), the Chairman of the Board of Directors or the President. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE IX

LIMITATION ON LIABILITY

        No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal, alteration or amendment of this Article IX of this Second Restated Certificate of Incorporation or adoption of any provision inconsistent herewith shall not adversely affect any right or protection of a Director existing at the time of such repeal, alteration, amendment or adoption with respect to acts or omissions occurring immediately prior to such repeal, alteration, amendment or adoption. The provisions of this Article IX of this Second Restated Certificate of Incorporation shall continue as to a person who has ceased to be a Director and shall inure to his heirs, executors, administrators and personal and legal representatives.

ARTICLE X

ACTIONS WITH RESPECT TO BY-LAWS

        In furtherance and not in limitation of the powers conferred by statute, with respect to any provision of the By-Laws of the Corporation other than Article VIII, a majority of the entire Board of Directors, and with respect to Article VIII of the By-Laws of the Corporation, at least sixty-six and two—thirds percent (66 2/3%) of the Board of Directors, is expressly authorized to adopt, repeal, alter, amend or rescind the By-Laws of the Corporation. As used in this Article X of this Second Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies. In addition, the By-Laws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class. "Voting Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Second Restated Certificate of Incorporation that by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

ARTICLE XI

MEETINGS OF STOCKHOLDERS

        Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XII

MODIFICATION OF CERTAIN PROVISIONS OF THIS RESTATED CERTIFICATE OF INCORPORATION

        Notwithstanding anything contained in this Second Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock (as defined in Article X of this Second Restated Certificate of Incorporation), voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII, IX, X, this Article XII, Article XIV and Article XV of this Second Restated Certificate of Incorporation.

ARTICLE XIII

FURTHER ACTIONS WITH RESPECT TO THIS RESTATED CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XIV

INDEMNIFICATION

        The Corporation shall indemnify any person who is or was or had agreed to become a Director or officer of the Corporation or any person who is or was serving or who had agreed to serve at the request of the Board of Directors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and personal and legal representatives of such person) in accordance with the By-Laws of the Corporation to the fullest extent authorized by the DGCL, as the same exists or hereafter may be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide immediately prior to such amendment) or any other applicable laws as presently or hereinafter in effect; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his heirs, executors, administrators and personal and legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article XIV of this Second Restated Certificate of Incorporation shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XIV of this Second Restated Certificate of Incorporation to Directors and officers of the Corporation.

        The rights to indemnification and to the advancement of expenses conferred in this Article XIV of this Certificate of the Corporation shall not be exclusive of any other right which any person may have or thereafter acquire under this Second Restated Certificate of Incorporation, the By-Laws of this Corporation, any statute, agreement, policy, vote of stockholders or disinterested directors or otherwise.

        Any repeal, alteration or amendment of this Article XIV of this Second Restated Certificate of Incorporation or adoption of any provision inconsistent herewith shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation or any other person entitled to or granted indemnification under this Article XIV of this Second Restated Certificate of Incorporation existing at the time of such repeal, alteration, amendment or adoption with respect to any acts or omissions occurring immediately prior to such repeal, alteration, amendment or adoption.

ARTICLE XV

SECTION 203 OF THE DGCL

        The Corporation elects to be governed by Section 203 of the DGCL, as the same may be amended from time to time.

*    *    *    *    *

        IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be executed this            day of            , 2006.

By:	Name: Title:

Attachment 2

FORM OF

FIRST SUPPLEMENTAL WARRANT AGREEMENT

        FIRST SUPPLEMENTAL WARRANT AGREEMENT (this "Supplemental Warrant Agreement") dated as of            , among NTL Incorporated, a Delaware corporation formerly known as Telewest Global, Inc. ("New NTL"), NTL Holdings Inc., a Delaware corporation formerly known as NTL Incorporated ("Old NTL"), and Continental Stock Transfer and Trust Company, a New York banking corporation, as Warrant Agent (the "Warrant Agent").

        WHEREAS, Old NTL and the Warrant Agent entered into a Series A Warrant Agreement on January 10, 2003 (the "Warrant Agreement"), providing for the issuance of a maximum of 12,500,000 warrants (the "Warrants") to purchase shares of common stock of Old NTL;

        WHEREAS, Section 12(h)(2) of the Warrant Agreement provides that, in the event of a merger of another person with Old NTL, each Warrant would automatically become exercisable for the kind and amount of stock, securities or other property or assets which the holder would have owned had the Warrant been exercised immediately prior to such merger;

        WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2005, among New NTL, Old NTL, Neptune Bridge Borrower LLC, a Delaware limited liability company ("Merger Sub") and a wholly-owned subsidiary of New NTL, and Merger Sub Inc., a Delaware limited liability company and a wholly-owned subsidiary of Old NTL, as amended by Amendment No.1 to Amended and Restated Agreement and Plan of Merger dated as of January 30, 2006, Merger Sub has merged (the "Merger") with and into Old NTL and, in connection therewith, each Warrant automatically became exercisable for 2.5 shares of common stock of New NTL in accordance with section 12(h)(2) of the Warrant Agreement;

        WHEREAS, in connection with the Merger, Old NTL changed its name from NTL Incorporated to NTL Holdings Inc. pursuant to an amendment to its certificate of incorporation and New NTL changed its name from Telewest Global, Inc. to NTL Incorporated pursuant to a certificate of ownership and merger filed with the Secretary of State of the State of Delaware;

        WHEREAS, New NTL desires by this Supplemental Warrant Agreement to expressly, irrevocably and unconditionally assume the covenants, agreements, obligations and undertakings of Old NTL under the Warrant Agreement and the Warrants; and

        WHEREAS, all conditions and requirements necessary to make this Supplemental Warrant Agreement a valid legal instrument binding upon New NTL in accordance with its terms have been performed and fulfilled by the applicable parties hereto, and the execution and delivery hereof have been in all respects duly authorized by the applicable parties hereto;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees, for the benefit of the others and for the equal and ratable benefit of the holders of the Warrants as follows:

        Section 1.    Definitions.    For all purposes of this Supplemental Warrant Agreement, except as otherwise herein expressly provided or unless the context otherwise requires, the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Warrant Agreement.

        Section 2.    Notice to Holders.    New NTL hereby agrees to mail the holders of the Warrants a notice describing this Supplemental Warrant Agreement in accordance with section 12(h)(2)(c) of the Warrant Agreement.

        Section 3.    Assumption of Obligations of Old NTL.    New NTL hereby expressly, irrevocably and unconditionally assumes each and every covenant, agreement, obligation and undertaking of Old NTL in the Warrant Agreement as if New NTL had been named the Company in the Warrant Agreement and the original issuer of the Warrants, and also hereby expressly, irrevocably and unconditionally assumes each and every covenant, agreement, obligation and undertaking of Old NTL in each Warrant outstanding on the date of this Supplemental Warrant Agreement.

        Section 4.    Further Assurances.    New NTL hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably necessary to more fully effect the purposes of this Supplemental Warrant Agreement and the Warrant Agreement.

        Section 5.    Adjustment.    In accordance with the provisions of Section 12(h)(2) of the Warrant Agreement, concurrent with the effective time of the Merger, each Warrant automatically becomes exercisable for 2.5 shares of common stock of New NTL at the Exercise Price of $105.17 per share.

        Section 6.    Effect of Supplemental Warrant Agreement.    Upon the execution and delivery of this Supplemental Warrant Agreement by New NTL, Old NTL and the Warrant Agent, the Warrant Agreement shall be supplemented in accordance herewith, and this Supplemental Warrant Agreement shall form a part of the Warrant Agreement for all purposes, and every holder of a Warrant heretofore or hereafter countersigned and delivered under the Warrant Agreement shall be bound hereby.

        Section 7.    Warrant Certificates.    The registered holder of a Warrant Certificate may request New NTL to exchange his or her Warrant Certificate for a warrant certificate substantially in the form set forth in Exhibit A attached hereto (a "New Warrant Certificate"), and New NTL may issue New Warrant Certificates in its sole discretion.

        Section 8.    Warrant Agreement Remains in Full Force and Effect.    Except as expressly amended and supplemented hereby, the Warrant Agreement is in all respects ratified and confirmed and all terms, conditions and provisions of the Warrant Agreement shall remain in full force and effect.

        Section 9.    Warrant Agreement and Supplemental Warrant Agreement Construed Together.    This Supplemental Warrant Agreement is a warrant agreement supplemental to and in implementation of the Warrant Agreement, and the Warrant Agreement and this Supplemental Warrant Agreement shall be read and construed together.

        Section 10.    Notices to New NTL.    Any notice or demand authorized or permitted by the Warrant Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on New NTL shall be sufficiently given or made when and if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by New NTL with the Warrant Agent), as follows:

    NTL Incorporated
    909 Third Avenue, Suite 2863
    New York, New York 10022
    United States of America
    Attention: General Counsel

With a copy to:

    NTL Incorporated
    Bartley Wood Business Park
    Bartley Way
    Hook, Hampshire
    RG27 9UP
    United Kingdom
    Attention: General Counsel
    Facsimile No.: +44 1256 752 100

        Section 11.    Successors.    All covenants and agreements in this Supplemental Warrant Agreement by New NTL shall bind and incur to the benefit of its successors and assigns, whether so expressed or not.

        Section 12.    Governing Law; Jurisdiction.    This Supplemental Warrant Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the internal laws of said state. The parties hereto irrevocably consent to the jurisdiction of the courts of the state of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Supplemental Warrant Agreement.

        Section 13.    Benefits of Supplemental Warrant Agreement.    Nothing in this Supplemental Warrant Agreement shall be construed to give to any person other than New NTL, Old NTL, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Supplemental Warrant Agreement; but this Supplemental Warrant Agreement shall be for the sole and exclusive benefit of New NTL, Old NTL, the Warrant Agent and the registered holders of the Warrant Certificates.

        Section 14.    Counterparts.    This Supplemental Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        Section 15.    Certain Duties and Responsibilities of Warrant Agent.    In entering into this Supplemental Warrant Agreement, the Warrant Agent shall be entitled to the benefit of every provision of the Warrant Agreement relating to the conduct or affecting the liability of or affording protection to the Warrant Agent, whether or not elsewhere herein so provided. The Warrant Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Warrant Agreement or for or in respect of the recitals contained herein, all of which recitals are made only by Old NTL and New NTL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Supplemental Warrant Agreement to be duly executed as of the date first written above.

NTL INCORPORATED
By:
Name:
Title:
NTL HOLDINGS INC.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

EXHIBIT A to the
First Supplemental Warrant Agreement

Form of Warrant Certificate
[Face of Warrant Certificate]

EXERCISABLE ON OR AFTER THE DATE OF THIS CERTIFICATE AND
PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 10, 2011 AND
ONLY IF COUNTERSIGNED BY THE WARRANT AGENT

NTL INCORPORATED
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

No. NIW	CUSIP No.	Warrants

SERIES A WARRANTS

        This certifies that                               , or registered assigns, is the registered holder of                      Series A warrants (the "Warrants"), to purchase shares of common stock, par value $0.01 per share, together with associated preferred stock purchase rights (the "Common Stock"), of NTL Incorporated, a Delaware corporation (the "Company"). Each Warrant entitles the holder upon exercise at any time on or after the date of this Warrant Certificate and prior to 5:00 p.m., New York City Time, on January 10, 2011 to receive from the Company 2.5 fully paid and nonassessable shares of Common Stock (each a "Warrant Share") for each Warrant at the initial exercise price (the "Exercise Price") of $105.17 per share payable (i) in United States dollars or (ii) by certified or official bank check for United States Dollars made payable to the order of "NTL Incorporated". In lieu of payment of the aggregate Exercise Price as aforesaid and subject to applicable law, the holder of a Warrant may request the payment by the Company of the "Spread", which shall, subject to Section 14 of the Series A Warrant Agreement, dated as of January 10, 2003, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agreement"), be delivered by the Company by delivering to such Warrant holder a number of shares of Common Stock equal to (a)(i) the product of (x) the current market price per share of Common Stock (as of the date of receipt of the request to the Company), multiplied by (y) the number of Warrant Shares underlying the Warrants being exercised, minus (ii) the product of (x) the Exercise Price, multiplied by (y) the number of Warrant Shares underlying the Warrants being exercised, divided by (b) the current market price per share of Common Stock (as of the date of receipt of the request to the Company). The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. No Warrant may be exercised after 5:00 p.m., New York City Time, on January 10, 2011, and to the extent not exercised by such time such Warrants shall become void. This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place. This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

        IN WITNESS WHEREOF, NTL Incorporated has caused this Warrant Certificate to be signed by the undersigned [Chairman of the Board] / [Chief Executive Officer] and the undersigned Secretary of the Company and has caused its corporate seal to be imprinted hereon.

Dated:
NTL Incorporated [Corporate Seal]
By:
[Chairman of the Board] / [Chief Executive Officer]	Secretary
Countersigned:
[ ]
By:
Authorized Officer

[Reverse of Warrant Certificate]

NTL INCORPORATED (SERIES A WARRANT)

        By accepting a Warrant Certificate, each holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such holder had signed the same.

        The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring at 5:00 p.m., New York City Time, on January 10, 2011, entitling the holder upon proper exercise to receive shares of Common Stock and are issued or to be issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

        The holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate properly completed and executed, together with payment of the aggregate Exercise Price in accordance with the provisions set forth on the face of this Warrant Certificate. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

        The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant, in each case, set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of shares of Common Stock issuable upon the exercise of each Warrant may be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

        Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

        Upon due presentation for registration of transfer of this Warrant Certificate at the principal corporate trust office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

        The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

        The Warrant Agreement permits, with certain exceptions therein provided, the supplementing or amendment thereof at any time by the Company and the Warrant Agent with the written consent of registered holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its controlled affiliates). Any such consent by or on behalf of a holder of a Warrant shall be conclusive and binding upon such holder and upon all future holders of this Warrant and any Warrant issued upon the registration of transfer thereof or in exchange thereof whether or not notation of such consent is made upon such Warrant or any other Warrant.

        THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE ACCOMPANIED BY CERTAIN RIGHTS AS SET FORTH IN THE RIGHTS AGREEMENT BY AND BETWEEN THE COMPANY AND THE BANK OF NEW YORK (THE "RIGHTS AGENT"), DATED AS OF MARCH 25, 2004 (THE "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. THE COMPANY WILL MAIL TO THE HOLDER OF THIS WARRANT CERTIFICATE A COPY OF THE RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR TO THE SECRETARY OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID.

QuickLinks

  Exhibit 2.2
AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
SECOND RESTATED CERTIFICATE OF INCORPORATION OF TELEWEST GLOBAL, INC.
  Attachment 2